Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Global Investor Services, Inc.

As independent registered public accountants, we consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, which includes an explanatory paragraph regarding the substantial doubt about the company’s ability to continue as a going concern, dated June 28, 2010, included in Global Investor Services, Inc. (formerly TheRetirementSolution.com, Inc.) Annual Report on Form 10-K for the year ended March 31, 2010, and to all references to our firm under caption Experts appearing in this Registration Statement.

/s/ RBSM, LLP

New York, New York
August 3, 2010